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                      May 3, 2022

       Ralph D   Amico
       Chief Financial Officer
       PHX Minerals Inc.
       1601 NW Expressway
       Valliance Bank Tower, Suite 1100
       Oklahoma City, OK 73118

                                                        Re: PHX Minerals Inc.
                                                            Form 10-K for the
Fiscal Year ended September 30, 2021
                                                            Filed December 13,
2021
                                                            File No. 001-31759

       Dear Mr. D   Amico:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation